UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 31, 2019

Granite Point Mortgage Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38124	61-1843143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 38th Floor

New York, NY 10022

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:   (212) 364-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 2.02. Results of Operations and Financial Condition.

Recent Developments

Fourth Quarter Dividend

On December 19, 2018, we declared a quarterly dividend of $0.42 per share of common stock for the fourth quarter of 2018. This dividend was paid on January 18, 2019 to common stockholders of record at the close of business on December 31, 2018.

Fourth Quarter 2018 Portfolio Activity

During the fourth quarter of 2018:

•                  We originated 18 new senior floating rate commercial real estate loans with total commitments of approximately $669 million.

•                  We funded total loan balances of approximately $486 million.

•                  We realized loan prepayments and principal amortization of approximately $28 million.

We estimate that at December 31, 2018, the total outstanding principal balance of our investment portfolio was approximately $3.2 billion and our debt-to-equity leverage ratio was approximately 3.0x.

Fourth Quarter Earnings per Share

We estimate our GAAP Earnings for the fourth quarter of 2018 to be in the range of $0.37 - $0.39 per basic common share, and excluding non-cash compensation expense of approximately $0.01 per share, our Core Earnings(1) to be in the range of $0.39 - $0.41 per basic common share.

Book Value per Share

Our GAAP book value per basic common share was $19.00 at September 30, 2018. We estimate our book value per basic common share at December 31, 2018 to be in the range of $18.94 - $18.99. The slight estimated decline in the fourth quarter book value is largely due to our common dividend exceeding our estimated earnings and is related to the GAAP-to-Tax differences resulting from our formation transaction at the time of our IPO in June 2017.

Investment Portfolio Risk Ratings

At December 31, 2018 our portfolio was 100% performing with no impaired, non-accrual or maturity defaulted loans, although two loans with a combined total balance of approximately $37 million were moved to a risk rating of “4” during the fourth quarter of 2018. Our loan risk rating of “4” indicates a loan with higher risk, not that such a loan is impaired or that a loss is likely. In January of 2019 we received independent third party appraisals which have confirmed that these loans appear to be well-collateralized. We do not currently expect to create any loan loss reserves for either of these loans. Both of these loans are current on their debt service payments. For one of these loans, the last two debt service payments were covered by the loan’s servicer by advancing funds using reserves and/or the cash flow proceeds from the property. Although this loan is current on its debt service payments, the borrower has failed to replenish certain reserve accounts in accordance with the terms of the loan documents.

At-The-Market Equity Offering Program

Since establishing our at-the-market equity offering program in November 2018 through January 29, 2019, we have issued approximately 579,000 shares of our common stock at a weighted average price of $19.07 per share.

(1)  Note: (1) Core Earnings is a non-U.S. GAAP measure that we define as comprehensive income attributable to common stockholders, excluding “realized and unrealized gains and losses” (impairment losses, realized and unrealized gains or losses on the aggregate portfolio and non-cash compensation expense related to restricted common stock). We believe the presentation of Core Earnings provides investors greater transparency into our period-over-period financial performance and facilitates comparisons to peer REITs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE POINT MORTGAGE TRUST INC.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: January 31, 2019